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                                                                    Exhibit 2(b)


THE SECURITIES REPRESENTED BY THIS CONVERTIBLE SUBORDINATED NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE LAWS OR (B) AN OPINION OF COUNSEL FOR THE PAYEE REASONABLY ACCEPTABLE TO THE MAKE THAT SUCH REGISTRATION IS NOT REQUIRED.

                          CONVERTIBLE SUBORDINATED NOTE

$5,999,998.72                                                  January 29, 2002

FOR VALUE RECEIVED, the undersigned KENDLE INTERNATIONAL INC., an Ohio corporation (the "Maker") hereby promises to pay to the order of CLINICAL AND PHARMACOLOGIC RESEARCH, INC., a West Virginia corporation (together with its permitted transferees and assigns, "CPR" or the "Payee"), the principal sum of Five Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety-Eight and 72/100 Dollars ($5,999,998.72), plus interest at the rate specified below. The unpaid principal balance outstanding from time to time shall bear interest prior to the Maturity Date (as defined below) at an annual rate of interest equal to the yield of a United States Treasury Note with a maturity of three (3) years. The initial interest rate, which shall be in effect from the date hereof through January 29, 2005, shall be 3.80% PER ANNUM. In the absence of a conversion of this Convertible Subordinated Note ("Note") under subsections (a) or (c) below, interest shall be paid in cash semi-annually in arrears on each June 30 and December 31 during the term of this Note, with the first interest payment to be made on June 30, 2002.

         The Maker hereby agrees to pay the entire amount due hereunder, including the entire principal and all accrued but unpaid interest, on or before January 29, 2005 ("Maturity Date"). If this Note has not been converted into shares of common stock, no par value per share, of the Maker on or before January 29, 2005, the Maker shall have the option to extend the Maturity Date of this Note for another three (3) years, to January 29, 2008 by providing to Payee additional documentation as reasonably requested by Payee. The Maturity Date, as so extended, is hereinafter referred to as the "Final Maturity Date." The interest rate on this Note will, if the Maturity Date is extended, be reset on January 29, 2005 at an annual rate of interest equal to the yield of a United States Treasury Note with a maturity of three (3) years from January 29, 2005. The Maker shall exercise its option to extend the Maturity Date of this Note not less than ten (10) business days prior to the Maturity Date.

         Interest hereon shall be calculated on the basis of a 360-day year based on the actual number of days elapsed until all accrued and unpaid interest is paid in full. All payments of principal and interest shall be payable in lawful currency of the United States.

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         If any required payment of principal and interest is not timely made and an Event of Default (as defined below) occurs, the interest rate shall thereafter be increased by three (3%) percent PER ANNUM ("Default Rate"). All interest due and payable hereunder which is not paid when due for any reason shall be cumulated and accrue interest at the Default Rate.

         This Note is made and issued in connection with the Asset Purchase Agreement dated as of January 29, 2002 among the Maker, the Payee and certain shareholders of CPR (the "APA"). This Note is non-negotiable and may be assigned or otherwise transferred, voluntarily or by operation of law with the prior written consent of the Maker, which consent the Maker may withhold in its reasonable discretion; PROVIDED, however, that the Payee may assign or transfer this Note without the written consent of the Maker in connection with a distribution of corporate assets to the shareholders of CPR pursuant to Section 2(b)(vi) of the APA; and provided, further, that after CPR assigns or transfers this Note and/or interests herein in connection with the distribution of corporate assets to the shareholders of CPR pursuant to Section 2(b)(vi) of the APA, upon thirty (30) days prior written notice to Maker, any Payee may assign this Note without the prior consent of Maker to members of his immediate family or a trust for his or their benefit for estate planning purposes or to his heirs and descendants by will, operation of law or otherwise so long as the assignment of this Note is made in compliance with state and federal securities regulations then in effect.

         The principal amount of this Note at any time outstanding is subject to offset by the Maker in the amount of the damages incurred by the Maker and determined, either by a court of competent jurisdiction or by agreement between the undersigned and the Payee, to result from (a) the Payee's breach of warranty or representation or failure to satisfy indemnity obligations under or pursuant to the APA or (b) the amount of any actual damages established against the Payee by a non-appealable court order from a court of competent jurisdiction as a result of Payee's breach that certain Non-Competition and Non-Disclosure Agreement between Payee and Maker. Provided that the Maker has given the Payee written notice in reasonable detail of the breach of warranty or representation, indemnification claim or claim relative to breach of the Non-Competition and Non-Disclosure Agreement, the Maker may make payments under this Note into an escrow account held by an independent third party pending the judicial resolution of any breach of warranty or representation or indemnification claim under or pursuant to the APA or claim relative to breach of the Non-Competition and Non-Disclosure Agreement initiated in good faith by the Maker against the Payee.

                             CONVERSION OF THE NOTE

         (a) At any time from the date hereof through the Maturity Date or, if the Maturity Date is extended, through the Final Maturity Date, the Payee shall have the right to convert the entire unpaid principal balance (but not less than the entire unpaid principal balance) of this Note, into Three Hundred Fourteen Thousand Two Hundred Forty Three (314,243) shares of common stock, no par value per share, of the Maker (the "Convertible Shares"). Upon any such conversion of this Note, all accrued but unpaid interest will be paid in cash to the Payee. Upon





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issuance to the Payee, the Convertible Shares will be duly authorized, validly issued, fully paid and non-assessable shares of common stock, no par value per share, of the Maker and will be free and clear of any and all liens and encumbrances (other than restrictions on transfer under federal and state securities laws and regulations).

         (b) To exercise the above-described conversion right, the Payee shall surrender this Note to the Maker, accompanied by written notice of Payee's intention to exercise the conversion right ("Notice of Conversion"). To be effective, the Notice of Conversion must be delivered to the Maker no later than ten (10) business days prior to the Maturity Date or, if the Maturity Date is extended, ten (10) business days prior to the Final Maturity Date. Within ten
(10) business days of Maker's receipt of the Notice of Conversion and the surrendered Note, the Maker shall deliver or cause to be delivered to the Payee written confirmation that the Convertible Shares have been issued in the name of the Payee and shall pay to the Payee all accrued but unpaid interest hereunder.

         (c) The Maker has the right to force the conversion of this Note into the Convertible Shares if this Note remains outstanding on the Final Maturity Date, with the forced conversion to be effective as of the Final Maturity Date. The Maker's forced conversion right shall only come into effect if, at any time while this Note is outstanding, the NASDAQ National Market closing bid price (or closing price, if the Maker's common stock is then listed on the New York Stock Exchange) for the Maker's common stock, no par value per share, is equal to or exceeds Nineteen and 935/10000 Dollars ($19.0935) for a period of thirty (30) consecutive trading days. The Maker shall give the Payee ten (10) business days prior written notice of its intention to exercise this forced conversion right.

         (d) The Payee shall cooperate with the Maker in taking any and all additional actions required pursuant to the Payee's Articles of Incorporation and Regulations, and in accordance with the Ohio General Corporation Law, to make the Payee a shareholder of the Maker in the event this Note is converted.

         (e) By accepting this Note, the Payee acknowledges that this Note has been issued by the Maker in connection with the Maker's acquisition of substantially all of the assets of CPR. This Note or interests in this Note may be transferred or assigned to certain shareholders of CPR only in accordance with the provisions herein relating to a distribution to the shareholders of CPR's corporate assets pursuant to Section 2(b)(vi) of the APA. When a Note is presented to the Maker with a request to exchange for an equal principal amount of Notes, the Maker shall make the exchange as requested if the terms and conditions herein regarding transfer and assignment of the Note are satisfied. By accepting this Note, the Payee hereby grants to the holders of a majority in interest of the Note (or of the Notes issued in exchange for the Note) (the "Majority") the right (the "Right") to compel conversion at any time of the Note in accordance with the terms hereof and establish the conversion date. This Right shall be exercisable by written notice (a "Drag Along Notice") given to each holder of an interest in this Note (or of the Notes issued in exchange for the Note) ten (10) days prior to the date on which the conversion is desired by the Majority which shall state that the Majority proposes to compel conversion of the Note (or of the




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Notes issued in exchange for the Note) in accordance with its (or their) terms.
The Payee hereby agrees that, upon receipt of a Drag Along Notice, the Payee shall be obligated to convert this Note and that, on the date stated in the Drag Along Notice, all rights of the Payee under this Note, including rights to be paid further interest, shall cease other than the right to convert this note into Convertible Shares.

         The Maker shall at all times reserve shares of its common stock, no par value, equal to the Convertible Shares, and the Maker and take any and all additional actions as are necessary to maintain the required authority to issue the Convertible Shares to the Payee in the event this Note is converted.

         Upon the Payee's surrender (whether upon voluntary conversion or forced conversion by election of the Maker) of this Note for conversion, all rights of the Payee to or under this Note shall cease except for the right to receive the appropriate number of Convertible Shares and the Payee shall be treated for all purposes as having become the record holder of such Convertible Shares at such time.

         If, prior to the conversion of this Note into the Convertible Shares,
(i) any recapitalization, reclassification, split-up, stock split, reverse stock split, consolidation or exchange of the Maker's outstanding capital stock occurs or (ii) any merger or consolidation involving the Maker occurs, or (iii) a sale of all or substantially all of the assets of the Maker occurs then, in such event, the number of Convertible Shares shall be adjusted by the Maker to provide the Payee with the same economic benefit, substantive rights and proportionate interest in the Maker as the Payee had prior to the occurrence of any such event so that the Payee (or the Maker, in the event of a forced conversion) will be entitled to convert this Note into Convertible Shares, other securities or other assets that the Payee would have owned or been entitled to receive upon such event had such Note been converted immediately prior to such action.

         The Maker hereby waives demand, presentment, protest, notice or protest and/or dishonor and all other notices or requirements that might otherwise be required by law. The Maker promises to pay on demand all costs of collection, including reasonable attorneys' fees and court costs, actually paid or incurred by the Payee in enforcing this Note upon an Event of Default (as that term is defined below) hereunder.

         The occurrence of any of the following shall constitute an "Event of Default" under this Note:

                  (i) The failure of the Maker to make any payment when due under this Note not cured within ten (10) days after written notice from Payee.

                  (ii) The institution of legal proceedings by or against the Maker under any state insolvency laws, federal bankruptcy law or similar debtor relief laws then in effect.



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                  (iii) The default in the payment when due of any principal of any Senior Indebtedness (defined below) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for the prepayment thereof or by acceleration thereof or otherwise.

         Upon an Event of Default, Payee may, at Payee's option and without notice, declare all principal and interest due under this Note to be due and payable immediately. Payee may waive any Event of Default before or after it occurs and may restore this Note in full effect without impairing the right to declare it due for a subsequent default.

         The payment of the principal and interest by this Note is expressly subordinated and subject in right of payment to the prior payment in full of the Maker's Senior Indebtedness. As used in this Note, "Senior Indebtedness" means the Maker's indebtedness to any national bank or other financial institution for working capital or term loans, including the Maker's current indebtedness to lenders under the Credit Agreement dated as of December 13, 2000 among Maker, the several lenders thereto and Bank One, NA, as agent (as amended or modified from time to time). Payee covenants and agrees to execute and deliver such documents as the Marker may reasonably request in order to acknowledge, evidence or effect the subordination of this Note to the Senior Indebtedness.



















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         This Note shall be governed by and construed in accordance with the laws of the State of Ohio, exclusive of choice of law principles.

         To the fullest extent permitted by law, the Maker hereby irrevocably and unconditionally:

         (a) agrees that any action, suit or proceeding by any person arising from or relating to this Note or any statement, course of conduct, act, omission or event in connection with this Note (collectively, "Related Litigation") may be brought in any state or federal court of competent jurisdiction sitting in Hamilton County, Ohio or Monongalia County, West Virginia and submits to the non-exclusive jurisdiction of such courts:

         (b) acknowledges that such courts will be the most convenient forum for any Related Litigation, waives any objection to the laying of venue of any Related Litigation brought in any such court, waives any claim that any Related Litigation brought in any such court has been brought in an inconvenient forum, and waives any right to object, with respect to any Related Litigation, that such court does not have jurisdiction over it;

         (c) consents and agrees to service of any summons, complaint or other legal process in any Related Litigation by registered or certified U.S. mail, postage prepaid, to it at 1200 Carew Tower, 441 Vine Street, Cincinnati, Ohio 45202, Attention: Paul F. Ritter, Esq., Vice President, Secretary and General Counsel, and consents and agrees that such service shall constitute in every respect valid and effective service (but nothing herein shall affect the validity or effectiveness of process served in any other manner permitted by law); and

         (d) waives the right to trial by jury in any Related Litigation.

        (Remainder of page intentionally blank; signature page follows.)










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                                    KENDLE INTERNATIONAL INC.,
                                    an Ohio corporation

                                    By:  /s/ Paul F. Ritter
                                        -------------------------------------
                                    Name: Paul F. Ritter
                                         ------------------------------------
                                    Its:  Vice President, Secretary and
                                          General Counsel
                                         ------------------------------------